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                           SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.  20549


                                        FORM 8-K

                                     CURRENT REPORT



         Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

           Date of Report (Date of earliest event reported) January 18, 1996
                                   (January 5, 1996)



                                HONDO OIL & GAS COMPANY
                 (Exact name of registrant as specified in its charter)



                  Delaware                  1-8979           95-1998768
         (State or other jurisdiction   (Commission       (I.R.S. Employer
             of incorporation)           File Number)    Identification No.)


               410 East College Boulevard, Roswell, New Mexico     88201
                 (Address of principal executive offices)       (Zip Code)


           Registrant's telephone number, including area code: (505) 625-8700




         _____________________________________________________________________

             (Former name or former address, if changed since last report)

                         There are no exhibits to this report.











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        Item 1. Changes in Control of Registrant

             Lonrho Plc, together with certain of its subsidiaries, Lonrho, Inc., Scottsdale Princess, Inc.("Scottsdale"), and Thamesedge Ltd.,(collectively, the "Lonrho Entities") have completed a transaction through which the Lonrho Entities now control The Hondo Company, which, in turn, owns approximately 74.8% of the issued and outstanding common stock of and controls the Registrant.

             As reported in Amendment No. 2 to Schedule 13D filed on January 9, 1996, by the Lonrho Entities and The Hondo Company, the transaction raises the Lonrho Entities' voting control over the Registrant to 77.1% (including shares directly owned by Lonrho Plc and Thamesedge Ltd.). Prior to the transaction, control of the Registrant was effectively shared by Lonrho, Inc. with the Robert O. Anderson, Robert B. Anderson and W. Phelps Anderson (the "Anderson Family").

             The transaction was completed on January 5, 1996, pursuant to a Revised Settlement Agreement dated December 20, 1995, and amended January 6, 1996, among the Lonrho Entities (excluding Thamesedge Ltd.) and the Anderson Family. The Revised Settlement Agreement replaced a Settlement Agreement among the parties dated August 23, 1995. Under the Revised Settlement Agreement, among other things, (a) Scottsdale exercised its right under the Option Agreement dated as of July 6, 1993 between Robert O. Anderson and Scottsdale (described in the Registrant's Proxy Statement dated January 30, 1995) to acquire 25% of the issued and outstanding common stock of The Hondo Company from Mr. Anderson, increasing the ownership of the Lonrho Entities in The Hondo Company to 75% and decreasing the ownership interest of the Anderson Family in The Hondo Company to 25%; (b) as a result of the exercise of the Option Agreement, Robert O. Anderson was released from his guaranties of certain indebtedness of The Hondo Company and the Registrant to Lonrho Plc; (c) the Shareholders' Agreement dated October 17, 1986 among Lonrho, Inc., the Anderson Family and The Hondo Company, which (while not directly related to the Registrant's common stock held by The Hondo Company) required Lonrho, Inc., on the one hand, and the Anderson Family, on the other hand, to designate an equal number of directors of The Hondo Company, became null and void, thus enabling Lonrho, Inc. and Scottsdale, as majority shareholders of The Hondo Company, to elect all of The Hondo Company's directors and control The Hondo Company's policies; (d) Lonrho Plc loaned to The Hondo Company $9.5 million and The Hondo Company repaid loans due to the Anderson Family in the same amount; (e) all litigation between the parties to the Revised Settlement Agreement was discontinued with prejudice; (f) the Anderson Family agreed that their 25% interest in The Hondo Company is to be exchanged for 1,200,000 shares of common stock of the Registrant which they, acting solely through Robert O. Anderson, would have the right to call at the rate of 400,000 shares annually for three consecutive years beginning January 5, 1997 against delivery to The Hondo Company for redemption of one-third annually of their aggregate 25% interest in The Hondo Company, while The Hondo Company has the right, beginning January 5, 1999, to put to the Anderson Family so much of the 1,200,000 shares of common stock of the Registrant which the members of the Anderson Family have not previously required The Hondo Company to transfer in

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        exchange for their remaining interest in The Hondo Company; and (g)
        Lonrho Plc has agreed to cause The Hondo Company, and The Hondo Company has agreed to, support Robert O. Anderson to be elected as a director of the Registrant for five years from December 20, 1995. The Hondo Company also agreed to cause the Registrant to file a registration statement (or a post-effective amendment to an existing registration statement) under the Securities Act by April 4, 1996 covering the resale of the Registrant's shares of common stock deliverable to the Anderson Family (or a pledgee of the Anderson Family), and use its best efforts to cause such registration statement to be declared effective as promptly as practicable thereafter but in no event later than January 5, 1997 and to maintain such registration statement until January 5, 2000.

             The Registrant knows of no arrangements, the operation of which may at a subsequent date result in a change of control of the Registrant.


                                       SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                HONDO OIL & GAS COMPANY


        Date: January 18, 1996                  By: /s/ C.B. McDaniel
                                                ______________________________
                                                C.B. McDaniel
                                                Secretary
























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